UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas		75270
(Address of principal executive offices)		(Zip code)

(214) 854-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Blockbuster Inc. (the “Company”) previously entered into an employment agreement with James W. Keyes, the Company’s Chairman of the Board and Chief Executive Officer, effective as of July 2, 2007. The Company has previously described the material terms of this employment agreement in a Current Report on Form 8-K filed with the Commission on July 2, 2007.

Effective June 30, 2010, the Company and Mr. Keyes entered into an amended and restated employment agreement that will govern the terms of Mr. Keyes’ employment with the Company going forward. The amended and restated employment agreement extends the term of Mr. Keyes’ employment agreement for one year to June 30, 2011. The amended and restated employment agreement does not increase the annual rate of Mr. Keyes’s base salary, but does provide that Mr. Keyes will participate in the Company’s Senior Executive Annual Performance Bonus Plan and that his target annual cash performance bonus will be equal to 100% of his base salary. The annual bonus actually payable to Mr. Keyes may range from 0% to 300% of the target bonus based on actual performance achievement relative to the applicable performance goals. The amended and restated employment agreement also provides Mr. Keyes with a retention bonus arrangement that consists of both cash and equity features. The cash portion of the retention bonus is equal to $650,000, which is payable to Mr. Keyes on June 30, 2011, provided he remains employed on that date (or payable sixty days following his employment termination date if Mr. Keyes’ employment is terminated prior to June 30, 2011 by the Company without “cause,” due to his death or disability or by Mr. Keyes for “good reason”). The equity portion of the retention bonus consists of an award of 1,250,000 shares of the Company’s Class A common stock, which will be issued to Mr. Keyes on June 30, 2011 under the Company’s Long-Term Management Incentive Plan, if he remains employed by the Company on that date (or is terminated prior to June 30, 2011 by the Company without “cause,” due to his death or disability or by him for “good reason,” in which case the shares will be delivered to Mr. Keyes within 60 days of his termination date). However, in the event shares of the Company’s Class A common stock are not publicly traded on the date the equity award becomes due, Mr. Keyes will be entitled to receive a cash payment equal to $500,000 on June 30, 2011, as long as he is employed by the Company on that date (or on the date that is sixty days following the date his employment is terminated by the Company without “cause,” due to his death or disability or by him for “good reason”). The amended and restated employment agreement also extends the term of Mr. Keyes’ outstanding stock options to seven years, but otherwise does not affect Mr. Keyes’ options (except as described below in the event of certain terminations of Mr. Keyes’ employment).

The amended and restated employment agreement revises the good reason termination trigger in Mr. Keyes’ agreement, and will allow Mr. Keyes to leave the employ of the Company for good reason if his title, duties or responsibilities are significantly reduced or his base salary or annual target bonus opportunity is materially reduced, provided certain notice and cure requirements are satisfied. Upon a termination of employment by Mr. Keyes for good reason or by the Company without cause, the amended and restated employment agreement provides that Mr. Keyes will be entitled to receive: (i) accrued but unpaid base salary and vacation time, (ii) pro-rata vesting of any outstanding equity awards held by Mr. Keyes that are subject solely to time-based vesting conditions, (iii) the ability to exercise his vested stock options in accordance with the Company’s Long-Term Management Incentive Plan, (iv) a pro-rata annual performance bonus for the fiscal year in which the termination of employment occurs, (v) a lump sum payment equal to 24 months’ worth of Mr. Keyes’ base salary, and (vi) continued health plan eligibility for Mr. Keyes, his spouse and his eligible dependents for 24 months or, if earlier, until Mr. Keyes is eligible for comparable coverage under the plan of a subsequent employer. The noncompete restrictions in Mr. Keyes’ amended and restated employment agreement have been revised so that they continue to apply for a one year period following termination of Mr. Keyes’ employment even if he is terminated involuntarily.

The foregoing summary description of the amended and restated employment agreement with Mr. Keyes is not intended to be complete and is qualified in its entirety by reference to the full text of the amended and restated employment agreement, which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, by and between Blockbuster Inc. and James W. Keyes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: July 7, 2010	By:	/s/ THOMAS M. CASEY
Thomas M. Casey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, by and between Blockbuster Inc. and James W. Keyes.